SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KEWAUNEE SCIENTIFIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	38-0715562
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2700 West Front Street, Statesville, North Carolina 28677-2927

(Address of Registrant’s Principal Executive Offices)

2008 KEY EMPLOYEE STOCK OPTION PLAN

(AS AMENDED AND RESTATED EFFECTIVE AUGUST 26, 2015)

(Full Title of the Plan)

THOMAS D. HULL III

VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY

KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street, Statesville, North Carolina 28677-2927

(Name and Address of Agent for Service)

(704) 873-7202

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Craig Walker

K&L Gates LLP

70 West Madison Street

Chicago, Illinois 60602

(312) 807-4321

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.50 per share	300,000 Shares (1)(2)	$22.41(3)	$6,723,000	$677.01

(1)	This amount reflects an additional 300,000 shares of Common Stock which are issuable under the 2008 Key Employee Stock Option Plan, as amended and restated effective August 26, 2015 (the “Plan”), as a result of the amendment and restatement of the Plan.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Plan described herein.

(3)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on August 29, 2016.

EXPLANATORY STATEMENT

Kewaunee Scientific Corporation (the “Company”), a Delaware corporation, is filing this registration statement for the purpose of registering an additional 300,000 shares of its common stock, $2.50 par value per share (the “Common Stock”), which may be issued in accordance with the terms of the Company’s 2008 Key Employee Stock Option Plan, as amended and restated effective August 26, 2015 (the “Plan”), as a result of the amendment and restatement of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF CONTENTS OF REGISTRATION

STATEMENT BY REFERENCE

The Company filed a registration statement on Form S-8 (File No. 333-160276) with the Securities and Exchange Commission (the “SEC”) covering the registration of a total of 300,000 shares for issuance under the Plan. Pursuant to General Instruction E of Form S-8 and Rule 429, this registration statement is being filed to register an additional 300,000 shares for issuance under the Plan. The contents of the prior registration statement (File No. 333-160276) are incorporated herein by reference.

Item 3. Incorporation of Documents By Reference.

The Company incorporates herein by reference the following documents heretofore filed by the Company with the SEC:

(1) The Company’s Annual Report on Form 10-K for the year ended April 30, 2016;

(2) The Company’s Current Reports on Form 8-K filed on May 3, 2016; June 24, 2016; and June 28, 2016, and the Company’s amendment to Current Report on Form 8-K/A filed on July 25, 2016.

(3) The description of the Company’s Common Stock set forth under the caption “Description of Capital Stock” in the Company’s registration statement on Form 8-A, for the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments thereto.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement, and before the filing of a post-effective amendment indicating that all securities offered pursuant to this registration statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified, or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 8. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index which appears elsewhere herein and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Statesville, State of North Carolina, on August 31, 2016.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ David M. Rausch
David M. Rausch
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David M. Rausch David M. Rausch	Director, President and Chief Executive Officer (Principal Executive Officer)	August 31, 2016

/s/ Thomas D. Hull Thomas D. Hull	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 31, 2016

/s/ William A. Shumaker William A. Shumaker	Director	August 31, 2016

/s/ Keith M. Gehl Keith M. Gehl	Director	August 31, 2016

/s/ David S. Rhind David S. Rhind	Director	August 31, 2016

/s/ Margaret B. Pyle Margaret B. Pyle	Director	August 31, 2016

/s/ John D. Russell John D. Russell	Director	August 31, 2016

/s/ Donald F. Shaw Donald F. Shaw	Director	August 31, 2016

KEWAUNEE SCIENTIFIC CORPORATION

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1985).

4.2	By-Laws of the Company (as amended as of December 9, 2015) (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on December 10, 2015).

5.1	Opinion of K&L Gates LLP (including consent).

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.2	Consent of Cherry Bekaert LLP with respect to the audited consolidated financial statements of the Company.